Exhibit 99.1

                                                                        Contact:
                                                                   Paul V. Maier
                                                               Senior VP and CFO
                                                                  (858) 550-7573

               LIGAND RESTRUCTURES ONTAK ROYALTY STREAM WITH LILLY

       -- OPTIONS, IF EXERCISED, ARE EXPECTED TO BE ACCRETIVE TO LIGAND IN
                               2005 AND BEYOND --

     SAN DIEGO, CA, NOVEMBER 9, 2004 - Ligand Pharmaceuticals (Nasdaq: LGND) announced today it has restructured its agreement with Eli Lilly and Company (NYSE: LLY) with respect to the royalties payable to Lilly on sales of Ligand's marketed cancer drug ONTAK(R) (denileukin diftitox) in the United States. Ligand recorded sales of $34.3 million for ONTAK in calendar year 2003.

     Under the revised agreement, Ligand and Lilly will each have two options. Ligand will have an independent option exercisable in January 2005 and another independent option exercisable in April 2005 to buy down a portion of the ONTAK royalty stream on net sales in the United States for a total consideration of $33 million. Lilly will have options in 2005 to trigger the same royalty buydown on Ligand's part for a total consideration of up to $37 million, dependent on whether Ligand has exercised one or both of its options and ONTAK has achieved certain sales levels.

     Ligand's first option provides that Ligand will make to Lilly a one-time cash payment of $20 million in exchange for elimination of the ONTAK royalties due to Lilly on net sales in the United States in 2005, and a reduced reverse-tiered royalty scale on net sales in the United States thereafter. The second option in April 2005 provides that Ligand will make a one-time cash payment of $13 million in exchange for the elimination of the ONTAK royalties due to Lilly on net sales in the United States in 2006 and a reduced reverse-tiered royalty scale thereafter. If both Ligand options are exercised, Ligand would make total payments of $33 million for elimination of all royalty payments due on U.S. sales through year-end 2006 and elimination of all royalties on U.S. sales of $38 million or less going forward. Thereafter, beginning in 2007, Ligand would pay royalties to Lilly on a reverse-tiered scale (from 20% to 10%) only


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on annual U.S. sales in excess of $38 million for the minimum tier and in excess of $72 million for the maximum tier threshold for the remaining patent life (through 2014). Sales outside the U.S. (if ONTAK gains marketing approval in other geographies) will be excluded from this restructured agreement and will continue at the previous non-tiered contract royalty rate of 20%. Neither party is obligated to exercise either of its options and the options will expire if not exercised by the specified dates.

     "The restructuring of the ONTAK royalty stream to Lilly has important strategic and financial value for Ligand and our stockholders," said Paul V. Maier, Ligand's senior vice president and chief financial officer. "We believe this restructured ONTAK arrangement provides flexibility to Ligand to make the commercial and development investments to continue to grow the brand while also contributing to improved EPS. This transaction will be financed from increased other revenue (recent Royalty Pharma option exercise and cash) to increase future earnings. The reduced royalty obligations if any options are exercised are expected to be accretive to earnings beginning in 2005. Additionally, we believe the improved gross margins, going forward, will provide ONTAK with a more attractive brand profit profile incentivizing the company to make further development investments to expand its market potential."

ABOUT ONTAK

     In February 1999, the U.S. Food and Drug Administration granted Seragen, Inc., a wholly owned subsidiary of Ligand, marketing approval for ONTAK for the treatment of patients with persistent or recurrent cutaneous T-cell lymphoma
(CTCL) whose malignant cells express the p55 (CD25) component of the IL2 receptor. Lilly's royalty interest in ONTAK arises out of Lilly's prior relationship with Seragen, which was renegotiated in connection with Ligand's acquisition of Seragen in 1998. Recent and current ONTAK development programs include Phase II clinical trials in patients with chronic lymphocytic leukemia, peripheral T-cell lymphoma, B-cell non-Hodgkin's lymphoma, non-small cell lung cancer, and graft-versus-host disease, indications that represent significantly larger market opportunities than CTCL



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ABOUT LIGAND

     Ligand discovers, develops and markets new drugs that address critical unmet medical needs of patients in the areas of cancer, pain, skin diseases, men's and women's hormone-related diseases, osteoporosis, metabolic disorders, and cardiovascular and inflammatory diseases. Ligand's proprietary drug discovery and development programs are based on its leadership position in gene transcription technology, primarily related to Intracellular Receptors (IRs) and Signal Transducers and Activators of Transcription (STATs). For more information, go to www.ligand.com.

CAUTION REGARDING FORWARD-LOOKING STATEMENTS

     This news release contains certain forward-looking statements by Ligand that involve risks and uncertainties and reflect Ligand's judgment as of the date of this release. These include statements regarding the accretiveness of the transaction; exercise of options and related payments and royalty reductions; improved profitability, EPS, and gross margins; future product growth, development and market potential, and results of ongoing ONTAK clinical studies. Actual events or results may differ from Ligand's expectations. There can be no assurance that the options will be exercised and thus payments made and royalties reduced; that the transaction will be accretive; that profits, EPS or margins will improve or that ONTAK will continue to be successful; that ONTAK sales or the market will continue to grow, or that Ligand will make further investments in the development of ONTAK. Additional information concerning these and other risk factors affecting Ligand's business can be found in prior press releases as well as in Ligand's public periodic filings with the Securities and Exchange Commission, available at WWW.LIGAND.COM. Ligand disclaims any intent or obligation to update these forward-looking statements beyond the date of this release. This caution is made under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.

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